Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Stevanato Group SpA of our report dated March 7, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Stevanato Group SpA’s Annual Report on Form 20-F for the year ended December 31, 2023.

/s/ PricewaterhouseCoopers SpA

Treviso, Italy

May 20, 2024